October 25, 2011	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of
$0.33 Per Diluted Common Share

Financial Results for the Third Quarter and First Nine Months of 2011:

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Capital:  During the quarter, Great Southern received an investment of $57.9 million in its preferred stock from the United States Department of the Treasury (Treasury) under the Small Business Lending Fund (SBLF).  Simultaneously with the receipt of the SBLF funds, the Company redeemed the $58.0 million of shares of preferred stock issued to the Treasury in December 2008 under the Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program.  The Company also repurchased the warrant representing 909,091 shares held by the Treasury that was issued as a part of the Company’s participation in the CPP for a price of $6.4 million, or $7.08 per warrant share.

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Total Loans:  Total gross loans, including FDIC-covered loans, increased $81.0 million, or 4.2%, from December 31, 2010, mainly due to increases in multi-family residential mortgage loans, commercial real estate loans and commercial business loans. Partially offsetting these increases were decreases in the FDIC-covered loan portfolios. The Company’s loan portfolio, excluding FDIC-covered loans, increased $118.7 million, or 7.4%, from December 31, 2010.  The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.33%, 2.48%, and 2.44% at September 30, 2011, December 31, 2010, and September 30, 2010, respectively.

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Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $125.8 million at September 30, 2011, up $17.2 million from June 30, 2011 and down $8.1 million from December 31, 2010.  Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2011, were $81.8 million, a decrease of $1.7 million from $83.5 million at June 30, 2011 and an increase of $3.5 million from $78.3 million at December 31, 2010.  Non-performing assets were 2.39% of total assets at September 30, 2011, compared to 2.44% at June 30, 2011.  Compared to June 30, 2011, non-performing loans increased $4.6 million to $29.9 million at September 30, 2011, and foreclosed assets decreased $6.2 million to $52.0 million.  Potential problem loans, excluding FDIC-covered loans, were $44.0 million at September 30, 2011, an increase of $18.9 million, or 75.2%, from June 30, 2011 and a decrease of $11.7 million, or 21.0%, from December 31, 2010.

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Total Deposits:  Total deposits increased $22.9 million, or 0.9%, from December 31, 2010. Largely contributing to this increase was a $138.9 million, or 10.7%, increase in checking account deposits which was partially offset by a decrease in brokered certificates of deposit of $88.7 million, or 61.4%, and a decrease in retail certificates of deposit of $28.0 million, or 3.0%, from the end of 2010.

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Net Interest Income:  Net interest income for the third quarter of 2011 increased $11.4 million to $41.6 million compared to $30.2 million for the third quarter of 2010. Net interest margin was 5.37% for the quarter ended September 30, 2011, compared to 4.03% for the third quarter in 2010. The net interest margin for the third quarter of 2011 increased 16 basis points from the quarter ended June 30, 2011.  Excluding the additional yield accretion of the discount on acquired loan pools that was recorded during the period, net interest margin was 3.53% for the quarter ended September 30, 2011, down slightly from 3.55% for the quarter ended June 30, 2011.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

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Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended September 30, 2011, were $0.33 per diluted common share ($4.4 million available to common shareholders) compared to the $0.38 per diluted common share ($5.3 million available to common shareholders) for the quarter ended September 30, 2010.

Preliminary earnings for the nine months ended September 30, 2011, were $1.08 per diluted common share ($14.6 million available to common shareholders) compared to the $1.07 per diluted common share ($15.0 million available to common shareholders) for the nine months ended September 30, 2010.

For the three and nine months ended September 30, 2011, earnings available to common shareholders were reduced by $1.2 million (or approximately $0.09 per common share) due to the one-time, non-cash write-off of the discount on preferred stock that occurred with the redemption of the preferred stock issued to the Treasury under the CPP.

For the quarter ended September 30, 2011, return on average equity was 9.78%; return on average assets was 0.76%; and net interest margin was 5.37% compared to 9.70%, 0.72% and 4.03%, respectively, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, return on average equity was 9.35%; return on average assets was 0.71%; and net interest margin was 5.21% compared to 9.22%, 0.65% and 3.69%, respectively, for the nine months ended September 30, 2010.

President and CEO Joseph W. Turner commented, “While not a third quarter event, we’re excited about our October 7, 2011, FDIC-assisted acquisition, representing our third such transaction in two years. Great Southern Bank assumed substantially all the deposits and acquired substantially all of the assets of Sun Security Bank, a 27-location franchise headquartered in Ellington, Mo. We believe this acquisition will prove to be a beneficial long-term addition to our franchise, as we have significantly enhanced our presence in the state of Missouri. Sun Security Bank had a solid core customer base and a group of quality and customer-focused associates that we’re pleased to welcome to our Company.

“The three and nine months ended September 30, 2011 produced solid results. We continued to attract new checking deposit customers and saw a continued favorable shift in our deposit mix to lower-cost transaction accounts. Lending activity increased modestly over the nine month period, and we saw some increased loan demand in the third quarter of 2011.

“During the quarter, we entered the Treasury’s SBLF program and exited the CPP, including repurchasing the CPP-related common stock warrant held by the Treasury. This transaction negatively affected the earnings available to common shareholders with a one-time, non-cash charge of $1.2 million, or approximately $0.09 per common share.

“We continue to make progress in resolving problem assets, but non-performing totals continue to fluctuate over time. Non-performing assets at September 30, 2011, decreased $1.7 million from the end of the second quarter of 2011 and increased $3.5 million from the end of 2010. Since December 31, 2010, our potential problem loans decreased $11.7 million, resulting in total classified loans decreasing by $11.2 million during this period. While our objective is obviously to decrease our levels of classified and non-performing assets, we expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at elevated levels and to potentially fluctuate from period to period.

“Similar to our second quarter results and as noted in our income discussions, net interest income and non-interest income were impacted in the third quarter as a result of our review and on-going evaluation of the FDIC-covered loans acquired in 2009. We determined that our expected cash flows on these portfolios were better than previously anticipated, which resulted in additional interest income being accreted on these loan

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portfolios. This was the primary driver of the increase in net interest income and the net interest margin.  Excluding the effects of this income accretion, our net interest income and net interest margin were relatively consistent when compared to the quarter ended June 30, 2011, and showed improvement when compared to September 30, 2010, primarily due to lower funding costs. A decrease in non-interest income also was recorded related to the increase in expected cash flows on these loan portfolios as we reduced the indemnification asset, because we expect to submit fewer losses to the FDIC for reimbursement.

“Reported expenses in the three and nine months ended September 30, 2011 increased less than 2% when compared to the same periods in 2010. The increase was primarily due to an increased number of operational and lending associates employed and higher FDIC insurance premiums. We continue to focus on our non-interest expenses in order to maintain efficient operations.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net interest income	$41,640	$30,194	$121,293	$83,888
Provision for loan losses	8,500	10,800	25,131	28,300
Non-interest income	(1,207)	12,232	(5,137)	35,369
Non-interest expense	23,017	22,602	66,763	65,552
Provision for income taxes	2,463	2,862	6,024	7,880
Net income	$6,453	$6,162	$18,238	$17,525

Net income available to common shareholders	$4,443	$5,305	$14,600	$14,981
Earnings per diluted common share	$0.33	$0.38	$1.08	$1.07

NET INTEREST INCOME

Net interest income for the third quarter of 2011 increased $11.4 million to $41.6 million compared to $30.2 million for the third quarter of 2010. Net interest margin was 5.37% in the third quarter of 2011, compared to 4.03% in the same period of 2010, an increase of 134 basis points. Net interest income for the nine months ended September 30, 2011 increased $37.4 million to $121.3 million compared to $83.9 million for the same period of 2010. Net interest margin was 5.21% in the nine months ended September 30, 2011, compared to 3.69% in the same period of 2010, an increase of 152 basis points. The average interest rate spread was 5.22% and 5.09% for the three and nine months ended September 30, 2011, respectively, compared to 3.95% and 3.66% for the three and nine months ended September 30, 2010, respectively. For the quarter ended September 30, 2011, the average interest rate spread increased 12 basis points compared to the average interest rate spread of 5.10% in the quarter ended June 30, 2011.

The primary reason for the increase in the Company’s net interest margin was additional yield accretion recognized in conjunction with the updated estimates of the fair value of the loan pools acquired in the 2009 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. This cash flows estimate has increased each quarter, beginning with the third quarter of 2010, based on payment histories and reduced loss expectations of the loan pools.  This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  The impact of these adjustments on the Company’s financial results for the current reporting period is shown below:

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	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$14,233	184 bps	$39,715	171 bps
Non-interest income	(12,717)		(35,470)
Net impact to pre-tax income	$1,516		$4,245

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $24.2 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(20.9) million.  Of the remaining adjustments, we expect to recognize $8.8 million of interest income and $(7.8) million of non-interest income (expense) in the remainder of 2011.  Additional adjustments may be recorded in future periods as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the positive impact of the additional yield accretion, net interest margin increased seven basis points when compared to the year-ago quarter, primarily due to a change in the deposit mix over the last year.  Since September 30, 2010, lower-cost transaction deposits have increased as customers added to existing accounts or new customer accounts were opened, while higher-cost brokered deposits decreased.  In the last quarter of 2010 and the nine months ended September 30, 2011, the Company redeemed brokered deposits substantially without replacement due to the Company’s existing high liquidity levels.  Retail certificates of deposit also continued to decrease, and those that were renewed or replaced generally had lower market rates of interest.  Partially offsetting the decreases in rates paid on deposits were overall decreases in yields earned on investments and loans, excluding the yield accretion income discussed above, when compared to the year-ago quarter.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2011, non-interest income decreased $13.4 million to a negative $1.2 million when compared to the quarter ended September 30, 2010, primarily as a result of the following items:

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Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $12.7 million of amortization (expense) was recorded in the 2011 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.  This amortization (expense) amount is up $9.1 million from the $3.6 million that was recorded in the 2010 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.

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Securities gains and impairments:  During the 2010 period, in addition to sales of certain mortgage-backed securities, nearly all of the securities acquired through the 2009 FDIC-assisted transactions were sold to eliminate securities with lower yields and blocks of smaller securities and to realize the gain positions of the securities.  Fewer securities were sold during the quarter ended September 30, 2011, and therefore, gains recognized on sales were $483,000, down $4.9 million from $5.4 million for the quarter ended September 30, 2010.

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For the nine months ended September 30, 2011, non-interest income decreased $40.5 million to a negative $5.1 million when compared to the nine months ended September 30, 2010, primarily as a result of the following items:

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Amortization of indemnification asset:  As previously described, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $35.5 million of amortization (expense) was recorded in the 2011 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.  This amortization (expense) amount is up $31.9 million from the $3.6 million that was recorded in the 2010 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.

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Securities gains and impairments:  As previously mentioned, fewer securities were sold during the nine months ended September 30, 2011, and, therefore, gains recognized on sales were $483,000, down $8.4 million from $8.9 million recognized for the nine months ended September 30, 2010.  During the nine months ended September 30, 2011, a $400,000 loss was recorded as a result of an impairment write-down in the value of an investment in a non-agency CMO.  The Company continues to hold this security in the available-for-sale category.  During the nine months ended September 30, 2010, no impairment write-downs were necessary based on analyses of the securities portfolio.

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Service charges and ATM fees:  Overdraft regulations on ATM and certain debit card transactions became effective during the third quarter of 2010.  These overdraft regulations were expected to adversely affect overdraft fees and this expectation has proven accurate.  Compared to the nine months ended September 30, 2010, income related to total service charges and ATM fees decreased $1.1 million during the nine months ended September 30, 2011.

Partially offsetting the above decreases in non-interest income was a $598,000 increase in commission income during the nine months ended September 30, 2011, compared to the same period in 2010.  The increase is primarily due to an overall increase in activity for Great Southern Travel as well as two new Travel locations operating in Olathe, Kan. and Des Moines, Iowa that opened in July and November 2010, respectively.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2011, non-interest expense increased $415,000 to $23.0 million, when compared to the quarter ended September 30, 2010.  The increase was primarily due to the following items:

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New banking centers:  Continued internal growth of the Company since the quarter ended September 30, 2010 caused an increase in non-interest expense during the quarter ended September 30, 2011.  The Company opened two retail banking centers in the St. Louis, Mo. market area - one in Clayton, Mo. in May 2011, and the other in Des Peres, Mo. in September 2010. A new banking center was also opened in Forsyth, Mo. in December 2010 that complements existing banking centers in that market area.   The operation of these three new locations increased non-interest expense for the quarter ended September 30, 2011 by $150,000 over the same period in 2010.  The increase primarily impacted the salaries and benefits and net occupancy expense line items.  For additional information on the Company’s growth, see the “Business Initiatives” section of this release.

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Salaries and benefits:  As a result of the Company’s overall growth, the number of associates employed by the Company in operational and lending areas increased 5.4% from September 30, 2010 to September 30, 2011.  This personnel increase, as well as general merit increases for existing employees, was responsible for a large portion of the increase in salaries and benefits paid of $558,000, or 5.0%, in the quarter ended September 30, 2011 when compared with the quarter ended September 30, 2010.

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Net occupancy expense:  During the fourth quarter of 2010, the Company completed its final settlements with the FDIC for the purchase of the real estate, furniture and fixtures of the branch locations operated as a result of the FDIC-assisted transactions which took place during 2009.  For the third quarter of 2011, depreciation related to the buildings, furniture and equipment purchased increased net occupancy expense by $300,000 over the third quarter of 2010.

•	FDIC insurance premiums: In the third quarter of 2011, deposit insurance premiums increased $553,000 over the third quarter of 2010 due to an increase in the Company’s insured deposits.

Partially offsetting the above increases in non-interest expense was a $1.4 million decrease in expense on foreclosed assets for the quarter ended September 30, 2011 when compared to the same period in 2010.  The decrease was primarily due to higher write-downs on foreclosed assets in the 2010 period.

For the nine months ended September 30, 2011, non-interest expense increased $1.2 million, to $66.8 million, when compared to the nine months ended September 30, 2010.  The increase was primarily due to the following items:

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New banking centers:  Continued internal growth of the Company through new banking centers in Clayton, Mo., Des Peres, Mo. and Forsyth, Mo., as mentioned above, also contributed to the increase in non-interest expense in the first nine months of 2011.  The operation of these three new locations increased non-interest expense for the nine months ended September 30, 2011 by $501,000 over the same period in 2010.  The increase primarily impacted the salaries and benefits and net occupancy expense line items.

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Salaries and benefits:  As discussed above, increases in personnel and general merit increases for existing employees were responsible for a large portion of the increase in salaries and benefits paid of $1.6 million, or 4.9%, in the nine months ended September 30, 2011 when compared with the nine months ended September 30, 2010.

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Net occupancy expense:  During the fourth quarter of 2010, the Company completed its final settlements with the FDIC for the purchase of the real estate, furniture and fixtures of the branch locations operated as a result of the FDIC-assisted transactions which took place during 2009.  For the nine months ending September 30, 2011, depreciation related to the buildings, furniture and equipment purchased increased net occupancy expense by $910,000 over the nine months ending September 30, 2010.

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FDIC insurance premiums:  In the nine months ended September 30, 2011, deposit insurance premiums increased $1.2 million over the same period of 2010 due to an increase in the Company’s insured deposits.

Partially offsetting the above increases in non-interest expense was a $2.9 million decrease in expense on foreclosed assets for the nine months ended September 30, 2011 when compared to the same period in 2010.  The decrease was primarily due to higher write-downs on foreclosed assets in the 2010 period.

The Company’s efficiency ratio for the quarter ended September 30, 2011, was 56.93% compared to 53.27% for the same quarter in 2010. The efficiency ratio for the nine months ended September 30, 2011, was 57.48% compared to 54.97% for the same period in 2010.  The changes in the ratios from the prior to current periods were primarily due to changes in gains/losses on securities, as well as the increases in non-interest expense.   The Company’s ratio of non-interest expense to average assets increased from 2.64% for the three months ended September 30, 2010, to 2.70% for the three months ended September 30, 2011.  The increase in the

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current period ratio was due to slightly higher expenses in the 2011 period.  The Company’s ratio of non-interest expense to average assets increased from 2.45% for the nine months ended September 30, 2010, to 2.58% for the nine months ended September 30, 2011.  The increase in the current period ratio was due to lower average assets and increased non-interest expense in the 2011 period.  Average assets for the quarter ended September 30, 2011 decreased $9.1 million, or 0.3%, from the quarter ended September 30, 2010.  Average assets for the nine months ended September 30, 2011 decreased $120.4 million, or 3.4%, from the nine months ended September 30, 2010.

INCOME TAXES

For the three and nine months ended September 30, 2011, the Company’s effective tax rates were 27.6% and 24.8%, respectively, due to the effects of investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. The decrease in taxes due to tax credits was partially offset by higher non-interest expense related to the amortization of the investment in the tax credits.  Credits totaling $1.2 million for the nine months ended September 30, 2011 were used to reduce the Company’s tax expense which resulted in corresponding amortization in non-interest expense of $1.0 million for the nine months ended September 30, 2011 to reduce the investment in these credits.  In future periods, the Company expects its effective tax rate will be approximately 22%-26%.  The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits.

CAPITAL

As of September 30, 2011, total stockholders’ equity was $314.4 million (9.2% of total assets). As of September 30, 2011, common stockholders’ equity was $256.4 million (7.5% of total assets), equivalent to a book value of $19.03 per common share.  Total stockholders’ equity at December 31, 2010, was $304.0 million (8.9% of total assets). As of December 31, 2010, common stockholders’ equity was $247.5 million (7.3% of total assets), equivalent to a book value of $18.40 per common share.

At September 30, 2011, the Company’s tangible common equity to total assets ratio was 7.3% compared to 7.1% at December 31, 2010. The tangible common equity to total risk-weighted assets ratio was 12.0% at September 30, 2011, compared to 12.4% at December 31, 2010.

As of September 30, 2011, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of September 30, 2011, the Company’s Tier 1 leverage ratio was 9.62%, Tier 1 risk-based capital ratio was 15.63%, and total risk-based capital ratio was 16.89%. On September 30, 2011, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 9.03%, Tier 1 risk-based capital ratio was 14.67%, and total risk-based capital ratio was 15.93%.

On August 18, 2011, the Company became a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Enacted into law in 2010 as part of the Small Business Jobs Act, the SBLF is a $30 billion fund that encourages lending to small businesses by providing Tier 1 capital to qualified community banks and holding companies with assets of less than $10 billion through the sale of preferred stock to the Treasury.  The SBLF provided an opportunity for eligible community banks and holding companies to refinance funds received through the Treasury’s Capital Purchase Program (CPP) which was a part of the Emergency Economic Stabilization Act of 2008.  The Company received $58.0 million in CPP funds in 2008 through the sale of preferred stock.  Through the SBLF, the preferred stock issued by the Company under the CPP was repaid and a new series of preferred stock totaling $57.9 million was concurrently issued to the Treasury.   The annualized dividend rate on the new preferred stock issued under the SBLF was initially 5% (which was the rate the Company was paying under the CPP) but the rate could be reduced to as low as 1% through April

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2016, depending on the level of small business lending, and would be increased to 9% thereafter.  The Company currently expects the dividend rate for the fourth quarter of 2011 to be approximately 2.6%, subject to confirmation by the Treasury.

On September 21, 2011, the Company completed the repurchase of the warrant held by the Treasury that was issued as a part of its participation in the CPP.  The 10-year warrant was issued on December 5, 2008 and entitled the Treasury to purchase 909,091 shares of Great Southern Bancorp, Inc. common stock at an exercise price of $9.57 per share.  The repurchase was completed for a price of $6.4 million, or $7.08 per warrant share, which was based on the fair market value of the warrant as agreed upon by the Company and the Treasury.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended September 30, 2011, decreased $2.3 million to $8.5 million when compared with the quarter ended September 30, 2010.  The provision for loan losses for the nine months ended September 30, 2011, decreased $3.2 million to $25.1 million when compared with the nine months ended September 30, 2010.  At September 30, 2011, the allowance for loan losses was $40.5 million, a decrease of $1.0 million from December 31, 2010.  Net charge-offs were $8.5 million and $11.2 million for the quarters ended September 30, 2011 and 2010, respectively.  Net charge-offs were $26.2 million and $28.3 million for the nine months ended September 30, 2011 and 2010, respectively.  Thirteen relationships make up $21.4 million of the net charge-off total for the nine months ended September 30, 2011. General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs. As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.33%, 2.48%, and 2.44% at September 30, 2011, December 31, 2010, and September 30, 2010, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

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ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and the non-performing loans, potential problem loans and foreclosed assets discussion and tables below because losses from these assets are covered under loss sharing agreements with the FDIC.  In addition, FDIC-supported TeamBank and Vantus Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, and September 4, 2009, respectively.  The overall performance of these FDIC-covered loan pools has been better than original expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2011, were $81.8 million, an increase of $3.5 million from $78.3 million at December 31, 2010, and a decrease of $1.7 million from June 30, 2011.  Non-performing assets as a percentage of total assets were 2.39% at September 30, 2011, compared to 2.30% at December 31, 2010.

Compared to June 30, 2011, non-performing loans increased $4.6 million to $29.9 million and foreclosed assets decreased $6.2 million to $52.0 million.  Construction and land development loans comprised $7.4 million, or 24.7%, of the total $29.9 million of non-performing loans at September 30, 2011.  Non-performing commercial real estate loans increased $2.1 million in the three months ended September 30, 2011, and were $7.5 million, or 25.0%, of the total non-performing loans at September 30, 2011.

Compared to June 30, 2011, potential problem loans increased $18.9 million, or 75.2%.  This increase was due to $22.3 million of loans added to the category, partially offset by $1.6 million of loans transferred to non-performing loans and $483,000 in charge-offs.

Activity in the non-performing loans category during the quarter ended September 30, 2011, was as follows:

	Beginning Balance, July 1	Additions	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$832	$1,376	$--	$--	$--	$(43)	$(286)	$1,879
Subdivision construction	4,666	3,238	--	(246)	(714)	(1,876)	(5)	5,063
Land development	1,349	12	(667)	--	--	(132)	(125)	437
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	5,455	2,468	--	--	(327)	(261)	(353)	6,982
Other residential	3,093	189	--	--	--	(23)	(14)	3,245
Commercial real estate	5,337	4,856	(1,629)	--	--	(622)	(468)	7,474
Other commercial	3,553	699	--	--	(47)	(367)	(36)	3,802
Consumer	974	449	(117)	--	(20)	(71)	(210)	1,005

Total	$25,259	$13,287	$(2,413)	$(246)	$(1,108)	$(3,395)	$(1,497)	$29,887

At September 30, 2011, the commercial real estate category of non-performing loans included eight loans.  The largest relationship in this category, which was added during the quarter, totaled $4.4 million, or 59.5% of the total category, and was collateralized by property in Springfield, Mo.  The one- to four-family residential category included 65 loans, 20 of which were added during the quarter.

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Activity in the potential problem loans category during the quarter ended September 30, 2011, was as follows:

	Beginning Balance, July 1	Additions	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$670	$186	$(143)	$--	$--	$--	$(407)	$306
Subdivision construction	2,600	4,631	--	(324)	--	--	(126)	6,781
Land development	5,172	34	--	--	--	--	(5)	5,201
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	5,374	52	(351)	(642)	--	--	(192)	4,241
Other residential	293	--	--	(189)	--	--	(2)	102
Commercial real estate	9,913	17,081	--	(412)	--	(483)	(16)	26,083
Other commercial	935	306	--	(8)	--	--	(5)	1,228
Consumer	138	1	--	--	--	--	(108)	31

Total	$25,095	$22,291	$(494)	$(1,575)	$--	$(483)	$(861)	$43,973

At September 30, 2011, the commercial real estate category of potential problem loans included 17 loans.  The largest two relationships in this category had balances of $7.4 million and $5.4 million, respectively, or 49.2% of the total category.  Both relationships were added during the quarter and were collateralized by properties in southwest Missouri.  The subdivision construction category of potential problem loans included 11 loans.  The largest relationship in this category, which was added during the quarter, had a balance of $3.3 million, or 48.6% of the total category, and was collateralized by property in Springfield, Mo.

Activity in foreclosed assets, excluding $13.7 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended September 30, 2011, was as follows:

	Beginning Balance, July 1	Additions	Proceeds from Sales	Capitalized Costs	ORE Expense Write-Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$1,303	$--	$(134)	$27	$(38)	$1,158
Subdivision construction	19,969	714	(2,187)	--	(21)	18,475
Land development	18,148	--	(800)	--	--	17,348
Commercial construction	2,747	--	--	--	--	2,747
One- to four-family residential	3,239	327	(1,262)	13	(23)	2,294
Other residential	4,978	--	--	--	(16)	4,962
Commercial real estate	6,093	--	(2,580)	--	--	3,513
Commercial business	32	47	--	--	--	79
Consumer	1,720	332	(667)	--	--	1,385

Total	$58,229	$1,420	$(7,630)	$40	$(98)	$51,961

At September 30, 2011, the subdivision construction category of foreclosed assets included 63 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.8 million, or 20.6% of the total category.  Of the total dollar amount in the subdivision construction category, 23.9% is located in Branson, Mo.  The land development category of foreclosed assets included 25 properties, the largest of which had a balance of $4.3 million, or 24.7% of the total category.  Of the total dollar amount in the land development category, 39.2% was located in northwest Arkansas, including the largest property previously mentioned.

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ACQUISITION SUBSEQUENT TO SEPTEMBER 30, 2011

On October 7, 2011, Great Southern Bank entered into a purchase and assumption agreement, including a loss sharing agreement, with the FDIC to purchase substantially all of the assets and assume substantially all of the deposits and other liabilities of Sun Security Bank, a full-service bank headquartered in Ellington, Mo.  Established in 1970, Sun Security Bank operated 27 locations in 15 counties in central and southern Missouri.  Only one market, Stockton, Mo., overlapped between the Sun Security Bank and Great Southern footprints, with both institutions operating one branch in this market.  Great Southern Bank assumed approximately $280 million of deposits of Sun Security Bank at no premium and purchased approximately $241 million in loans and $30 million of foreclosed assets at a discount of $55 million.  In addition, Great Southern Bank assumed approximately $55 million of advances from the Federal Home Loan Bank.  Under the loss sharing agreement the FDIC has agreed to cover 80% of the losses on the loans (excluding approximately $4 million of consumer loans) and foreclosed assets purchased subject to certain limitations.  Also included in the assets purchased are cash and certain marketable securities of Sun Security Bank.  The Company anticipates recording the transaction in accordance with FASB ASC 805, Business Combinations, during the quarter ending December 31, 2011.  The transaction is anticipated to be accretive to income and equity for the quarter ending December 31, 2011.  However, pricing on these types of FDIC-assisted transactions has become more competitive since our 2009 FDIC-assisted transactions and we do not expect our gain to be of the magnitude of the gains associated with our 2009 FDIC-assisted transactions.  The Company expects to convert the Sun Security Bank operational systems into Great Southern’s systems in January 2012, which will allow all Great Southern and former Sun Security Bank customers to conduct business at all banking centers throughout the Great Southern five-state franchise.

BUSINESS INITIATIVES

As part of its long-term strategic plan, the Company anticipates opening two to three banking centers per year as conditions warrant. In August 2011, a new full-service banking center on South Campbell Avenue was opened, replacing an office less than a mile from the new site. The new banking center offers better access and greater convenience for customers.

Construction has begun on a new banking center on West 135th Street in Olathe, Kan., in an established retail business district. This new banking center will replace the Company’s current banking center at 11120 South Lone Elm Road, which is located in a lesser developed area of Olathe. Great Southern Travel also expects to move its current Olathe office to the new facility. A first quarter 2012 opening is anticipated.

Construction is also underway on a new banking center on West Kearney in north Springfield that will replace a current leased location approximately one block east of the site. The current banking center’s customer transaction volume is one of the highest in the Company’s franchise. The new larger banking center will offer more drive-thru lanes and provide much better access for customers. A late first quarter 2012 opening is expected.

Great Southern Insurance, a wholly-owned subsidiary of Great Southern Bank, expects to move by November 1, 2011, from its current office at 430 South Avenue in Springfield to an office complex on East Battlefield in southeast Springfield. The new leased space offers better access for customers as the full-service insurance agency looks to grow its retail and commercial insurance business.

In late November 2011, the Company anticipates launching a new smartphone application for iPhone and Android users providing customers another channel for accessing their accounts.

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The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended September 30, 2011, was $16.78.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Including the locations of the former Sun Security Bank , Great Southern operates 103 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed FDIC-assisted transaction involving Sun Security Bank, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2011, and 2010, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2011	2010
Selected Financial Condition Data:	(In thousands)

Total assets	$3,431,214	$3,411,505
Loans receivable, gross	1,999,338	1,918,374
Allowance for loan losses	40,466	41,487
Foreclosed assets, net	65,674	60,262
Available-for-sale securities, at fair value	795,404	769,546
Deposits	2,618,819	2,595,893
Total borrowings	481,927	495,554
Total stockholders’ equity	314,374	304,009
Common stockholders’ equity	256,431	247,529
Non-performing assets (excluding FDIC-covered assets)	81,848	78,320

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2011	2010	2011	2010	2011
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$49,965	$41,535	$148,149	$120,900	$49,144
Interest expense	8,325	11,341	26,856	37,012	8,852
Net interest income	41,640	30,194	121,293	83,888	40,292
Provision for loan losses	8,500	10,800	25,131	28,300	8,431
Non-interest income	(1,207)	12,232	(5,137)	35,369	(2,159)
Non-interest expense	23,017	22,602	66,763	65,552	22,137
Provision for income taxes	2,463	2,862	6,024	7,880	1,675
Net income	$6,453	$6,162	$18,238	$17,525	$5,890
Net income available-to-common shareholders	$4,443	$5,305	$14,600	$14,981	$5,108

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2011	2010	2011	2010	2011
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.33	$0.38	$1.08	$1.07	$0.37
Book value	$19.03	$18.54	$19.03	$18.54	$19.14

Earnings Performance Ratios:
Annualized return on average assets	0.76%	0.72%	0.71%	0.65%	0.68%
Annualized return on average stockholders’ equity	9.78%	9.70%	9.35%	9.22%	8.88%
Net interest margin	5.37%	4.03%	5.21%	3.69%	5.21%
Average interest rate spread	5.22%	3.95%	5.09%	3.66%	5.10%
Efficiency ratio	56.93%	53.27%	57.48%	54.97%	58.05%
Non-interest expense to average total assets	2.70%	2.64%	2.58%	2.45%	2.57%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.33%	2.44%	2.33%	2.44%	2.43%
Non-performing assets to period-end assets	2.39%	2.21%	2.39%	2.21%	2.44%
Non-performing loans to period-end loans	1.48%	1.54%	1.48%	1.54%	1.29%
Annualized net charge-offs to average loans	1.98%	2.74%	2.09%	2.25%	2.36%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2011	December 31, 2010	June 30, 2011
Assets

Cash	$81,248	$69,756	$81,240
Interest-bearing deposits in other financial institutions	264,052	360,215	274,185
Cash and cash equivalents	345,300	429,971	355,425

Available-for-sale securities	795,404	769,546	831,059
Held-to-maturity securities	1,865	1,125	1,865
Mortgage loans held for sale	19,969	22,499	8,798
Loans receivable (1), net of allowance for loan losses of $40,466 – September 2011; $41,487 – December 2010	1,958,872	1,876,887	1,910,885
FDIC indemnification asset	62,567	100,878	76,387
Interest receivable	11,582	12,628	11,690
Prepaid expenses and other assets	74,828	52,390	54,688
Foreclosed assets held for sale (2), net	65,674	60,262	70,577
Premises and equipment, net	79,145	68,352	76,902
Goodwill and other intangible assets	4,772	5,395	4,980
Federal Home Loan Bank stock	11,236	11,572	11,241
Current and deferred income taxes	—	—	3,727
Total Assets	$3,431,214	$3,411,505	$3,418,224

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,618,819	$2,595,893	$2,622,772
Federal Home Loan Bank advances	151,512	153,525	151,889
Securities sold under reverse repurchase agreements with customers	245,723	257,180	229,693
Structured repurchase agreements	53,103	53,142	53,116
Short-term borrowings	660	778	660
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	2,517	3,765	2,791
Advances from borrowers for taxes and insurance	2,589	1,019	1,929
Accounts payable and accrued expenses	10,699	10,395	10,050
Current and deferred income taxes	289	870	—
Total Liabilities	3,116,840	3,107,496	3,103,829

Stockholders’ Equity
Capital stock
Serial preferred stock - CPP, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2011 – 0 shares, December 2010 – 58,000 shares	—	56,480	56,723
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2011 – 57,943 shares, December 2010 – 0 shares	57,943	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2011 – 13,475,313 shares, December 2010 – 13,454,000 shares	134	134	134
Common stock warrants; September 2011 – 0 shares, December 2010 – 909,091 shares	—	2,452	2,452
Additional paid-in capital	17,067	20,701	20,936
Retained earnings	227,623	220,021	225,428
Accumulated other comprehensive gain	11,607	4,221	8,722
Total Stockholders’ Equity	314,374	304,009	314,395

Total Liabilities and Stockholders’ Equity	$3,431,214	$3,411,505	$3,418,224

(1)
At September 30, 2011 and December 31, 2010, includes loans net of discounts totaling $267.0 million and $304.8 million, respectively, which are subject to FDIC support through loss sharing agreements.

(2)
At September 30, 2011 and December 31, 2010, includes foreclosed assets net of discounts totaling $13.7 million and $11.4 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2011	2010	2011	2010	2011
Interest Income
Loans	$43,286	$35,000	$127,613	$99,747	$42,243
Investment securities and other	6,679	6,535	20,536	21,153	6,901
	49,965	41,535	148,149	120,900	49,144
Interest Expense
Deposits	6,120	9,037	20,267	29,834	6,661
Federal Home Loan Bank advances	1,319	1,373	3,920	4,178	1,304
Short-term borrowings and repurchase agreements	746	777	2,249	2,568	747
Subordinated debentures issued to capital trust	140	154	420	432	140
	8,325	11,341	26,856	37,012	8,852

Net Interest Income	41,640	30,194	121,293	83,888	40,292
Provision for Loan Losses	8,500	10,800	25,131	28,300	8,431
Net Interest Income After Provision for Loan Losses	33,140	19,394	96,162	55,588	31,861

Noninterest Income
Commissions	2,003	1,917	6,926	6,328	2,486
Service charges and ATM fees	4,734	4,689	13,270	14,333	4,473
Net gains on loan sales	743	1,155	2,352	2,704	702
Net realized gains (losses) on sales and impairments of available-for-sale securities	483	5,441	83	8,906	(400)
Late charges and fees on loans	187	170	471	611	162
Accretion of income related to business acquisition	(9,911)	(1,604)	(29,960)	961	(10,296)
Other income	554	464	1,721	1,526	714
	(1,207)	12,232	(5,137)	35,369	(2,159)

Noninterest Expense
Salaries and employee benefits	11,760	11,202	35,042	33,405	11,709
Net occupancy expense	3,977	3,435	11,306	10,305	3,639
Postage	719	827	2,285	2,494	811
Insurance	1,589	1,036	4,534	3,289	1,498
Advertising	366	508	1,049	1,307	408
Office supplies and printing	288	357	920	1,180	354
Telephone	640	633	1,778	1,741	513
Legal, audit and other professional fees	983	677	2,468	1,967	723
Expense on foreclosed assets	848	2,253	1,903	4,837	627
Other operating expenses	1,847	1,674	5,478	5,027	1,855
	23,017	22,602	66,763	65,552	22,137

Income Before Income Taxes	8,916	9,024	24,262	25,405	7,565
Provision for Income Taxes	2,463	2,862	6,024	7,880	1,675
Net Income	6,453	6,162	18,238	17,525	5,890
Preferred stock dividends and discount accretion	798	857	2,426	2,544	782
Non-cash deemed preferred stock dividend	1,212	—	1,212	—	—

Net Income Available to Common Shareholders	$4,443	$5,305	$14,600	$14,981	$5,108

Earnings Per Common Share
Basic	$0.33	$0.39	$1.08	$1.12	$0.38
Diluted	$0.33	$0.38	$1.08	$1.07	$0.37

Dividends Declared Per Common Share	$0.18	$0.18	$0.54	$0.54	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $555,000 and $590,000 for the three months ended September 30, 2011, and 2010, respectively.  Fees included in interest income were $1.6 million and $1.5 million for the nine months ended September 30, 2011, and 2010, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	September 30, 2011(1)	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.30%	$305,348	$5,684	7.39%	$330,438	$5,583	6.70%
Other residential	5.41	257,646	3,997	6.15	220,497	3,351	6.03
Commercial real estate	5.77	698,642	14,857	8.44	648,652	12,367	7.56
Construction	5.49	255,787	7,587	11.77	312,650	4,622	8.79
Commercial business	5.54	196,578	5,878	11.88	177,013	3,921	5.86
Other loans	7.20	208,882	4,272	8.11	216,644	4,179	7.65
Industrial revenue bonds	5.99	68,156	1,011	5.89	65,128	977	5.95

Total loans receivable	5.84	1,991,039	43,286	8.63	1,971,022	35,000	7.05

Investment securities	3.49	828,484	6,595	3.16	741,999	6,449	3.45
Other interest-earning assets	0.15	257,107	84	0.13	262,780	86	0.13

Total interest-earning assets	4.74	3,076,630	49,965	6.44	2,975,801	41,535	5.53
Non-interest-earning assets:
Cash and cash equivalents		73,952			193,365
Other non-earning assets		263,598			254,144
Total assets		$3,414,180			$3,423,310

Interest-bearing liabilities:
Interest-bearing demand and savings	0.61	$1,000,382	1,864	0.74	$954,553	2,139	0.89
Time deposits	1.38	1,205,885	4,256	1.40	1,372,277	6,898	1.99
Total deposits	1.00	2,206,267	6,120	1.10	2,326,830	9,037	1.54
Short-term borrowings and repurchase agreements	0.98	301,185	746	0.98	324,353	777	0.95
Subordinated debentures issued to capital trust	1.81	30,929	140	1.79	30,929	154	1.98
FHLB advances	3.47	151,749	1,319	3.45	159,919	1,373	3.41

Total interest-bearing liabilities	1.14	2,690,130	8,325	1.22	2,842,031	11,341	1.58
Non-interest-bearing liabilities:
Demand deposits		390,192			249,783
Other liabilities		12,664			20,981
Total liabilities		3,092,986			3,112,795
Stockholders’ equity		321,194			310,515
Total liabilities and stockholders’ equity		$3,414,180			$3,423,310

Net interest income:
Interest rate spread	3.60%		$41,640	5.22%		$30,194	3.95%
Net interest margin*				5.37%			4.03%
Average interest-earning assets to average interest-bearing liabilities		114.4%			104.7%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2011 does not include the impact of the accretable yield (income) on loans acquired in the 2009 FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2011 results of operations.

	September 30, 2011(1)	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2010
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.30%	$308,292	$17,560	7.62%	$339,698	$15,936	6.27%
Other residential	5.41	249,112	11,340	6.09	217,762	9,816	6.03
Commercial real estate	5.77	669,835	41,291	8.24	684,840	34,692	6.77
Construction	5.49	263,700	25,676	13.02	332,341	14,943	7.60
Commercial business	5.54	183,295	16,176	11.80	172,555	9,806	6.01
Other loans	7.20	209,146	12,483	7.98	226,382	11,579	6.84
Industrial revenue bonds	5.99	70,320	3,087	5.87	66,161	2,975	6.01

Total loans receivable	5.84	1,953,700	127,613	8.73	2,039,739	99,747	6.54

Investment securities	3.49	835,251	20,117	3.22	763,394	20,804	3.64
Other interest-earning assets	0.15	324,037	419	0.17	238,460	349	0.20

Total interest-earning assets	4.74	3,112,988	148,149	6.36	3,041,593	120,900	5.32
Non-interest-earning assets:
Cash and cash equivalents		74,081			258,597
Other non-earning assets		260,887			268,171
Total assets		$3,447,956			$3,568,361

Interest-bearing liabilities:
Interest-bearing demand and savings	0.61	$1,067,565	5,990	0.75	$900,975	6,340	0.94
Time deposits	1.38	1,257,592	14,277	1.52	1,535,349	23,494	2.05
Total deposits	1.00	2,325,157	20,267	1.17	2,436,324	29,834	1.64
Short-term borrowings and repurchase agreements	0.98	305,289	2,249	0.98	351,565	2,568	0.98
Subordinated debentures issued to capital trust	1.81	30,929	420	1.82	30,929	432	1.87
FHLB advances	3.47	152,284	3,920	3.44	165,285	4,178	3.38

Total interest-bearing liabilities	1.14	2,813,659	26,856	1.27	2,984,103	37,012	1.66
Non-interest-bearing liabilities:
Demand deposits		302,975			252,240
Other liabilities		14,268			22,462
Total liabilities		3,130,902			3,258,805
Stockholders’ equity		317,054			309,556
Total liabilities and stockholders’ equity		$3,447,956			$3,568,361

Net interest income:
Interest rate spread	3.60%		$121,293	5.09%		$83,888	3.66%
Net interest margin*				5.21%			3.69%
Average interest-earning assets to average interest-bearing liabilities		110.6%			101.9%
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*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2011 does not include the impact of the accretable yield (income) on loans acquired in the 2009 FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2011 results of operations.